Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated May 15, 2026 relating to the Common stock ($0.001 par value), of NEOGENOMICS, INC. shall be filed on behalf of the undersigned.

GREENHOUSE FUNDS LLLP By: /s/ Joseph Milano
Name: Joseph Milano
Title: Authorized Person of the general partner

GREENHOUSE GP LLC By: /s/ Joseph Milano
Name: Joseph Milano
Title: Authorized Person

JOSEPH MILANO By: /s/ Joseph Milano